ASSIGNMENT OF GROUND LEASE

1.

Parties. ThisAssignmentismadeasofMay21,2013, between CLINT LOHMAN, an individual having principal office at 2275 West Koch St., Bozeman, Montana 59718 ("Assignor"), and GENESIS FINANCIAL, INC., a Washington corporation having principal office at 3773 W. Fifth Ave. Suite 301, Post Falls, Idaho 83854, ("Assignee").

2.

Lease. Assignor is the Lessee under a ground lease dated September 15, 2012 between Assignor and Ryan and Shila Schleppenbach, as Lessor ("Lessor"). A true and complete copy of such Lease is attached as Exhibit A ("Lease").

3. Assignment and Assumption.

a. Assignment by Assignor. Assignor assigns to Assignee all of Assignor's rights and interest in the Lease and the Premises leased in such Agreement, including any and all improvements, fixtures, and deposits associated with the leased Premises. This Assignment is effective as of May 21, 2013 ("Effective Date").

b. Assumption by Assignee. Assignee assumes, as of the Effective Date, all of the terms and obligations of the Lease that are imposed on Assignor. Assignee will indemnify and hold Assignor harmless against any claim or damage (including reasonable attorney fees) arising out of Assignee's default in performing the terms of the Lease for the period on, or after the Effective Date.

4. Assignor's Representations.

a. Full Force. Assignor represents and warrants that the Lease is in full force and effect, and that, to Assignor's best knowledge, no default is outstanding on either Assignor's or Lessor's part under the Lease.

b. No Encumbrances. Assignor represents and warrants that neither Assignor's interest in the Lease nor the Premises described in the Lease have been encumbered by Assignor. In addition, Assignor has the authority to assign the Lease, subject to Paragraph 5, and has not previously assigned or agreed to assign the Lease.

c. No Amendments. Assignor represents and warrants that the Lease will not be amended in any manner after the date of this Assignment.

d. Truth at Closing. All of Assignor's representations and warranties contained in this Paragraph 4 or otherwise contained in this Assignment must be true as of the Effective Date. This condition is an express condition to Assignee's obligations under this Assignment.

ASSIGNMENT OF GROUND LEASE: Page 1 of 3

5. Lessor's Consent. Lessor's consent is required for the Assignment of the Lease, as stated in Article 9 of the Lease. Lessor has consented to this Assignment. Attached in Exhibit B is a true and complete copy of Lessor's consent.

6. Assignor's Obligations.

a. Vacant Premises. Assignor agrees to deliver to Assignee actual possession of the Premises described in the Lease on the Effective Date. The Premises will be delivered in an "as is" condition.

b. Further Instruments. Assignor will execute and deliver to Assignee any further instruments and do such further acts as are necessary to effectuate this Assignment, within reasonable request.

c. Indemnification. Assignor will indemnify and hold Assignee harmless against any claim or damage (including reasonable attorney fees) arising out of Assignor's default in performing the terms of the Lease for the period prior to the Effective Date.

ASSIGNEE
Genesis Financial, Inc.

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By: John Coghlan
Title: President

On ____________________, 2013, before me, ______________________________, a Notary Public, personally appeared John Coghlan, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person, acted, executed the instrument.

WITNESS my hand and official seal.

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Notary Public in and for the State of Idaho.
Residing at: ______________________________
Commission Expires: ______________________